FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Kelly Beavers, VP of Marketing
Exabyte Corporation
303-417-7225
kjb@exabyte.com

EXABYTE REPORTS FIRST QUARTER LOSS

Company Records $13 Million in Reserves Against Inventory and Bad Debt

BOULDER, CO - May 9, 2003 - Exabyte Corporation (OTCBB: EXBT), a performance and value leader in tape backup systems, today reported a loss of $19.6 million on revenues of $22.6 million for the first quarter ended March 29, 2003. Included in the loss is a reserve of $6.9 million for excess and obsolete inventory prompted by changes in the sales forecast and planned discontinuance of certain Mammoth tape drive and automation products and a $6.1 million bad debt reserve against debt owed the company by a major customer that is experiencing financial difficulty. In the prior quarter the company recorded a loss of $8.1 million on revenues of $24.0 million.

While revenues declined 6 percent versus the prior quarter, gross profit for the quarter, net of the inventory reserve, improved 20 percent compared to the previous quarter due to continued focus by management on reducing overhead costs. First quarter operating expenses, net of the bad debt reserve, declined 9 percent versus the fourth quarter primarily due to management's efforts to bring spending in line with revenue expectations.

"Deliveries from our suppliers slowed considerably during the quarter because of liquidity constraints and while we were in the process of negotiating repayment plans with major suppliers," said Tom Ward, president and CEO of Exabyte. "This limited our ability to ship product and resulted in lower first quarter revenues compared to last quarter."

"Because of the delay in product shipments from suppliers, we paid higher freight charges due to accelerated shipments at the end of the quarter, trying to catch up with demand," said Craig Lamborn, CFO of Exabyte. "Also, we incurred expenses associated with the March reduction in force. These items added together with the reserves account for a very large part of the operating loss, the remainder being due to lower revenues."

Changes to the company's balance sheet, including a reduction in accounts payable from $30.6 million in the fourth quarter to $14.3 million in the first quarter, and increases in the current portion of long-term liabilities from $1.8 million to $15.7 million and in long-term liabilities from $3.4 million to $9.1 million over the same period, reflect the effects of the repayment plans Exabyte negotiated with certain major suppliers. Changes to accounts receivable include the effects of the bad debt reserve and improved collections. Changes to inventories include the effects of the inventory reserve and tighter inventory management.

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBT) provides innovative tape storage solutions to customers whose top buying criteria is value - maximum performance, quality and ease-of-use at a price they can afford. Exabyte is the recognized value-leader in tape storage and automation solutions for workstations, midrange servers and enterprise storage networks, and has been an industry innovator since 1987. Exabyte's high-performance Mammoth-2 (M2™) tape drives for the mid-range market have a strong performance-price ratio, Exabyte's VXA-2 tape drive technology provides DDS users with significantly higher capacity and performance at a similar price point, and Exabyte's storage automation products are rugged, reliable automation solutions for users of VXAtape, MammothTape™ and LTO™ (Ultrium™). Exabyte has a worldwide network of OEMs, distributors and resellers that share Exabyte's commitment to value and customer service, including partners such as IBM, Compaq, Fujitsu Siemens Computers, Bull, Toshiba, Apple Computer, Tech Data, Digital Storage Inc., Ingram Micro and Arrow Electronics.

For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, e-mail investor@exabyte.com.

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The foregoing contains forward-looking statements related to the company's products and business prospects. Such statements are subject to one or more risks. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the company's 2002 Form10-K. Please refer to the company's Form 10-K and Forms 10-Q for a description of such risks.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.

EXABYTE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	Mar. 30, 2002	Dec. 28, 2002	Mar. 29, 2003

Net sales	$36,605	$24,032	$22,594
Cost of sales	35,896	21,536	26,499
Gross profit (loss)	709	2,496	(3,905)

Operating expenses:
Selling, general and administrative	8,796	5,481	11,934
Research and development	7,368	4,372	3,126
Total operating expenses	16,164	9,853	15,060

Loss from operations	(15,455)	(7,357)	(18,965)
Other income (expense), net	990	(733)	(587)
Loss before income taxes	(14,465)	(8,090)	(19,552)

(Provision for) benefit from income taxes	342	(17)	(31)

Net loss	($14,123)	($8,107)	($19,583)

Basic and diluted net loss per share	($0.43)	($0.24)	($0.59)

Weighted average common shares used in the calculation of basic and diluted net loss per share	32,895	33,223	33,379

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS
	Dec. 28,	Mar. 29,
	2002	2003
Current assets:
Cash and cash equivalents	$664	$193
Accounts receivable, net	31,873	19,815
Inventories, net	24,582	12,077
Other current assets	1,851	1,499
Total current assets	58,970	33,584

Property and equipment, net	4,924	5,481
Goodwill	7,428	7,428
Other assets	803	595
	$72,125	$47,088

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$30,624	$14,292
Accruals and other liabilities	13,139	8,181
Line of credit	18,560	14,680
Current portion of long-term liabilities	1,846	15,701
Total current liabilities	64,169	52,854

Long-term liabilities	3,424	9,104

Stockholders' equity (deficit)	4,532	(14,870)
	$72,125	$47,088